Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Vivos Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered (1)	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Common Stock issuable upon exercise of November 2023 Warrant (2)	980,393	$4,148,043	S-1	333-275726	December 1, 2023
Equity	Common Stock issuable upon exercise of January 2023 Warrant (3)	266,667	$1,021,335	S-1	333-278564	April 26, 2024
Equity	Common Stock issuable upon exercise of February 2024 Warrant (4)	735,296	$3,713,245	S-1	333-278564	April 26, 2024

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Consists of 980,393 shares of Common Stock that are issuable upon exercise of the November 2023 Warrant originally registered for resale on the Registration Statement on Form S-1 (File No. 333-275726).

(3) Consists of 266,667 shares of Common Stock that are issuable upon exercise of the January 2023 Warrant originally registered for resale on the Registration Statement on Form S-1 (File No. 333-278564)(the “April 2024 Registration Statement”).

(4) Consists of 735,296 shares of Common Stock that are issuable upon exercise of the February 2024 Warrant originally registered for resale on the April 2024 Registration Statement.